Exhibit 23.4

Consent of Tetra Tech, Inc.

Tetra Tech, Inc. (“Tetra Tech”), in connection with the Registration Statement on Form S-3 (and any amendments, supplements and/or exhibits thereto, the “Registration Statement”) of Gatos Silver, Inc. (the “Company”), consents to:

•	the public filing and/or incorporation by reference by the Company and use of the technical report titled “Los Gatos Project, Chihuahua, Mexico” (the “Technical Report”), with an effective date of July 1, 2020 and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission and National Instrument 43-101 – Standards of Disclosure for Mineral Project, as an exhibit to and referenced in the Registration Statement;

•	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and any such Technical Report; and

•	any extracts from or a summary of the Technical Report in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement.

Tetra Tech is responsible for authoring, and this consent pertains to, the Technical Report.

Dated: November 15, 2021

Tetra Tech, Inc.

By:	/s/ Guillermo Dante Ramírez-Rodríguez
Name:	Guillermo Dante Ramírez-Rodríguez
Title:	Principal Mining Engineer

1